Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

David Smith

SVP and Treasurer

760.734.3075

ir@djoglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2017

Business Transformation Driving Productivity Improvements

SAN DIEGO, CA, November 14, 2017 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical technologies designed to get and keep people moving, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the third quarter ended September 30, 2017.

Third quarter Financial Highlights

•	Net sales grew 1.3% to $290.9 million, or 0.3% at constant currency rates.

•	Net loss attributable to DJOFL was $22.7 million compared to $22.6 million in the prior year period.

•	Adjusted EBITDA increased 5.5% to $66.8 million.

Business Transformation Progress

•	Company’s transformation remains on track to deliver 7% to 10% annual cost reduction by the end of 2018.

•	Transformation actions taken to date expected to contribute $33 million savings over the next four quarters.

“The third quarter was another period of significant progress on DJO’s overall business transformation,” said Brady Shirley, DJO’s President and Chief Executive Officer. “Nine months into our journey, we are starting to see tangible results from our team’s hard work. Throughout this year we have continued to grow our global brands and our year-to-date results show the impact of our transformation, with Adjusted EBITDA growing at over three times the rate of revenue growth–the first time in many years we have had such sustained productivity improvement. Our productivity momentum will enable us to invest for even stronger growth as we exit 2017 and begin 2018. With clear evidence that our strategy is working, we remain committed to the rigorous execution of the initiatives that are critical to improving our operations, growing our global business and improving our customer experience.”

Sales Results

DJOFL achieved net sales for the third quarter of 2017 of $290.9 million, reflecting growth of 1.3%, or 0.3% on a constant currency basis. The Company estimates that net sales were negatively impacted by approximately $3.0 million as a result of the severe hurricanes in the U.S. during the third quarter of 2017. For the third quarter 2017, domestic and international shipping days did not differ materially from the third quarter of 2016. For the nine months ending September 30, 2017, sales grew 1.8% over the comparable period in 2016 to $874.0 million, or 2.4% on a sales per day, constant currency basis. The nine months ending September 30, 2017 included one less shipping day compared to the same period in 2016.

Net sales for the Surgical Implant segment grew 14.1% in the third quarter of 2017 to $46.6 million. Sales across all three implant subcategories (knee, hip and shoulder) again grew at double digit rates compared to the prior year. For the nine months ending September 30, 2017, Surgical Implant sales grew 15.6% over the comparable period in 2016, to $146.2 million.

Net sales for DJO’s International segment were $76.9 million in the third quarter of 2017, reflecting growth of 6.9% compared to the third quarter of 2016, or 2.6% on a constant currency basis. Growth was driven by stronger sales in the Company’s direct markets, primarily France, Australia, and Scandinavia. For the nine months ending September 30, 2017, International sales grew 3.4% to $234.8 million, or 4.5% on a sales per day, constant currency basis over the comparable period in 2016.

Net sales for DJO’s Recovery Sciences segment were $39.3 million in the third quarter of 2017, a decline of 1.1% compared to the third quarter of 2016. Growth in the segment’s Chattanooga rehabilitation equipment and consumer product line were offset by a decline in Regeneration CMF product in the quarter compared to the prior year period. For the nine months ending September 30, 2017, Recovery Sciences sales grew 1.6% over the comparable period in 2016 to $116.6 million.

Net sales for DJO’s Bracing and Vascular segment were $128.0 million in the third quarter of 2017, a decline of 4.8%, compared to the third quarter of 2016, reflecting moderate weakness across the Company’s bracing and support products, as well as continued pressure in the Company’s Dr. Comfort product line. For the nine months ending September 30, 2017, Bracing and Vascular sales declined 3.6% from the comparable period in 2016 to $376.4 million.

Earnings Results

For the third quarter of 2017, DJOFL reported a net loss of $22.7 million, compared to a net loss of $22.6 million for the third quarter of 2016. As detailed in the attached financial tables, the results for the current and prior year third quarter periods and the current and prior year twelve-month periods were impacted by significant non-cash items, non-recurring items and other adjustments.

Adjusted EBITDA for the third quarter of 2017 was $66.8 million compared with Adjusted EBITDA of $63.3 million in the third quarter of 2016. For the nine months ending September 30, 2017, Adjusted EBITDA was $187.6 million compared with Adjusted EBITDA of $175.8 million in the first nine months of 2016. Including projected future savings from cost savings programs currently underway of $33.0 million as permitted under our credit agreement and the indentures governing our outstanding notes, Adjusted EBITDA for the twelve months ended September 30, 2017 was $280.1 million.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus net interest expense, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s secured term loan and revolving credit facilities (“Senior Secured Credit Facilities”) and the indentures governing its 8.125% second lien notes and its 10.75% third lien notes. A reconciliation between net loss attributable to DJOFL and Adjusted EBITDA is included in the attached financial tables.

Net cash provided by continuing operating activities for the nine months ending September 30, 2017 was $61.7 million compared to $19.9 million for the same period of 2016. The improvement in cash flow was primarily attributable to working capital initiatives executed as part of the Company’s overall business transformation.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 4:30 pm, Eastern Time Tuesday, November 14, 2017. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Global

DJO Global is a leading global provider of medical technologies designed to get and keep people moving. The Company’s products address the continuum of patient care from injury prevention to rehabilitation, enabling people to regain or maintain their natural motion. Its products are used by orthopaedic surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopaedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for improved liquidity, estimated cost reductions associated with the execution of its business transformation plans and improved efficiencies. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business transformation plans, including achievement of planned actions to improve liquidity, improvements in operational effectiveness, optimization of the Company’s procurement activities, improvements in manufacturing, distribution, sales and operations planning, and actions to improve the profitability of the mix of our product and customers. Other important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: business strategies relative to our Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and government investigations; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 15, 2017. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

-tables to follow-

DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net sales	$290,876	$287,040	$874,011	$858,798
Operating expenses:
Cost of sales (exclusive of amortization, see note 1)	122,325	122,533	366,779	361,090
Selling, general and administrative	122,066	114,788	391,967	358,344
Research and development	8,864	8,481	27,066	28,457
Amortization of intangible assets	15,852	18,994	50,713	57,657

	269,107	264,796	836,525	805,548

Operating income	21,769	22,244	37,486	53,250
Other (expense) income:
Interest expense, net	(43,691)	(42,683)	(129,446)	(127,349)
Other income (expense), net	824	(20)	2,008	732

	(42,867)	(42,703)	(127,438)	(126,617)

Loss before income taxes	(21,098)	(20,459)	(89,952)	(73,367)
Income tax provision	(1,504)	(2,166)	(6,677)	(11,156)

Net loss from continuing operations	(22,602)	(22,625)	(96,629)	(84,523)
Net income from discontinued operations	123	142	228	807

Net loss	(22,479)	(22,483)	(96,401)	(83,716)
Net income attributable to noncontrolling interests	(214)	(99)	(644)	(461)

Net loss attributable to DJO Finance LLC	$(22,693)	$(22,582)	$(97,045)	$(84,177)

Note 1 – Cost of sales is exclusive of amortization of intangible assets of $6,981 and $20,942 for the three and nine months ended September 30, 2017 and $7,057 and $21,544 for the three and nine months ended September 30, 2016, respectively.

DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$39,018	$35,212
Accounts receivable, net	175,031	178,193
Inventories, net	158,928	151,557
Prepaid expenses and other current assets	24,218	23,650
Current assets of discontinued operations	511	511

Total current assets	397,706	389,123
Property and equipment, net	134,538	128,019
Goodwill	863,011	855,626
Intangible assets, net	622,460	672,134
Other assets	6,109	5,536

Total assets	$2,023,824	$2,050,438

Liabilities and Deficit
Current liabilities:
Accounts payable	$93,102	$63,822
Accrued interest	41,738	16,740
Current portion of debt obligations	14,593	10,550
Other current liabilities	130,941	113,265

Total current liabilities	280,374	204,377
Long-term debt obligations	2,372,850	2,392,238
Deferred tax liabilities, net	210,772	202,740
Other long-term liabilities	15,330	14,932

Total liabilities	$2,879,326	$2,814,287

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	841,907	844,294
Accumulated deficit	(1,676,688)	(1,579,642)
Accumulated other comprehensive loss	(22,551)	(30,580)

Total membership deficit	(857,332)	(765,928)
Noncontrolling interests	1,830	2,079

Total deficit	(855,502)	(763,849)

Total liabilities and deficit	$2,023,824	$2,050,438

DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net sales:
Bracing and Vascular	$127,971	$134,421	$376,439	$390,388
Recovery Sciences	39,346	39,793	116,622	114,817
Surgical Implant	46,613	40,852	146,197	126,477
International	76,946	71,974	234,753	227,116

	$290,876	$287,040	$874,011	$858,798

Operating income:
Bracing and Vascular	$27,060	$30,393	$72,292	$79,999
Recovery Sciences	11,322	7,683	30,938	22,184
Surgical Implant	9,126	7,908	27,328	21,190
International	14,894	11,657	42,013	35,299
Expenses not allocated to segments and eliminations	(40,633)	(35,397)	(135,085)	(105,422)

	$21,769	$22,244	$37,486	$53,250

DJO Finance LLC

Adjusted EBITDA

For the Three and Nine Months Ended September 30, 2017 and 2016

(unaudited)

Our Senior Secured Credit Facilities, consisting of a $1,055.0 million term loan facility (including a $20.0 million delayed draw term loan facility) and a $150.0 million asset-based revolving credit facility, under which $55.0 million was outstanding as of September 30, 2017, and the Indentures governing our $1,015.0 million of 8.125% second lien notes and $298.5 million of 10.75% third lien notes (collectively, the “notes”) represent significant components of our capital structure. Under our Senior Secured Credit Facilities, we are required to maintain a specified senior secured first lien leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the senior secured first lien leverage ratio under our Senior Secured Credit Facilities, we would be in default. Upon the occurrence of an event of default under the Senior Secured Credit Facilities, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under the Senior Secured Credit Facilities and under the notes. Any acceleration under the Senior Secured Credit Facilities would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our and our subsidiaries’ ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified in the Senior Secured Credit Facilities and the Indentures governing those notes will depend on future events, some of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Senior Secured Credit Facilities and the Indentures governing the notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Senior Secured Credit Facilities and the Indentures governing the notes. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) attributable to DJOFL or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) attributable to DJOFL or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Senior Secured Credit Facilities and the Indentures governing the notes allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss) attributable to DJOFL. However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

The following table provides reconciliation between net loss attributable to DJOFL and Adjusted EBITDA (in thousands):

					Twelve
					Months
	Three Months Ended		Nine Months Ended		Ended
	September 30,	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016	2017
Net loss attributable to DJO Finance LLC	$(22,693)	$(22,582)	$(97,045)	$(84,177)	$(299,172)
Income from discontinued operations, net	(123)	(142)	(228)	(806)	(560)
Interest expense, net	43,691	42,683	129,446	127,349	172,176
Income tax provision (benefit)	1,504	2,166	6,677	11,156	(11,330)
Depreciation and amortization	26,285	29,031	83,001	88,208	112,686
Non-cash charges (a)	1,204	338	2,312	2,941	181,770
Non-recurring and integration charges (b)	15,712	9,895	59,296	25,832	82,139
Other adjustment items (c)	1,249	1,938	4,160	5,302	9,413

	66,829	63,327	187,619	175,805	247,122
Permitted pro forma adjustments applicable to the twelve month period only (d)
Future cost savings					32,967
Adjusted EBITDA	$66,829	$63,327	$187,619	$175,805	$280,089

(a)	Non-cash charges are comprised of the following:

					Twelve
					Months
	Three Months Ended		Nine Months Ended		Ended
	September 30,	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016	2017
Stock compensation expense	$483	$285	$1,329	$1,806	$2,711
Loss on disposal of fixed assets and assets held for sale, net	721	(4)	983	886	1,046
Impairment of goodwill (1)	—	—	—	—	160,000
Inventory adjustments (2)	—	—	—	—	18,013
Purchase accounting adjustments (3)	—	57	—	249	—

Total non-cash charges	$1,204	$338	$2,312	$2,941	$181,770

(1)	Impairment of goodwill and intangible assets for the twelve months ended September 30, 2017 consisted of goodwill impairment charges of $99.0 million and $61.0 million related to the CMF and Vascular reporting units, respectively. The impairment charge for our CMF reporting unit resulted from reductions in our projected operating results and estimated future cash flows due to disruption caused by our exit of the Empi business. The impairment charge for our Vascular reporting unit resulted from reductions in our projected operating results and estimated future cash flows due to a loss of revenue caused by disruption as we transitioned our Dr. Comfort therapeutic footwear manufacturing and distribution to a new ERP system and market pressure in the therapeutic shoe market.

(2)	In the fourth quarter of fiscal 2016, current management implemented a new strategy relating to our procurement, manufacturing and liquidation philosophies in order to significantly reduce inventory levels. Historically, our strategy was to purchase inventory in large quantities to capture purchase discounts and rebates and provide an expansive mix of products for our customers. Our new strategy aims to integrate our supply chain services with customer demand through focused forecasted consumption and sales efforts, therefore limiting the range of SKUs we plan to offer. As a result of these changes, the Company recorded a charge to cost of sales and corresponding reduction in inventory of approximately $18.0 million. The E&O reserve expense in fiscal 2016 included $5.7 million related to the Company’s decision to discontinue certain SKUs mainly within the Bracing and Vascular product lines, $8.3 million related to holding inventory for shorter periods and the planned scrapping of long-dated inventory, $2.0 million related to new Surgical Implant products that changed the expected life cycle of its current product portfolio, and $2.0 million of slow moving consigned inventory within certain OfficeCare clinics for which management has decided not to strategically relocate.
(3)	Purchase accounting adjustments consisted of amortization of fair market value inventory adjustments for all periods presented.
(b)	Non-recurring and integration charges are comprised of the following:

					Twelve
					Months
	Three Months Ended		Nine Months Ended		Ended
	September 30,	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016	2017
Restructuring and reorganization (1)	$11,391	$1,177	$50,441	$3,998	$64,089
Acquisition related expenses and integration (2)	879	2,873	1,457	8,855	2,952
Executive transition	—	914	(49)	954	1,048
Litigation and regulatory costs and settlements, net (3)	3,336	4,576	6,748	11,062	12,248
Other non-recurring items	—	287	—	895	—
IT automation projects	106	68	699	68	1,802

Total non-recurring and integration charges	$15,712	$9,895	$59,296	$25,832	$82,139

(1)	Consists of costs related to the Company’s business transformation projects to improve the Company’s liquidity and profitability and to improve the Company’s customer’s experiences.
(2)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.
(3)	For the twelve months ended September 30, 2017, litigation and regulatory costs consisted of $3.3 million in litigation costs related to ongoing product liability issues and $8.9 million related to other litigation and regulatory costs and settlements.
(c)	Other adjustment items are comprised of the following:

					Twelve
					Months
	Three Months Ended		Nine Months Ended		Ended
	September 30,	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016	2017
Blackstone monitoring fees	$1,750	$1,750	$5,250	$5,250	$7,000
Non-controlling interests	214	99	644	461	806
Other (1)	(715)	89	(1,734)	(409)	1,607

Total other adjustment items	$1,249	$1,938	$4,160	$5,302	$9,413

(1)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.
(d)	Permitted pro forma adjustments include future cost savings related to the exit of our Empi business and our business transformation initiative.

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